Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2011 Performance Update

The Frontier Fund Supplement Dated October 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you - the investor - with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	October 31, 2011	October 31, 2011	NAV /Unit
	MTD	YTD
Frontier Diversified Series-2	-2.59%	-4.27%	$101.91
Frontier Long/Short Commodity Series-2a	0.92%	5.47%	$127.80
Frontier Masters Series-2	-4.25%	-3.17%	$102.45

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of October 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(4,048,933.32)
Unrealized trading gain/(loss)	2,442,453.06
Less: commissions	(75,145.61)
Less: FCM fees	(121,549.45)
Foreign currency gain/(loss)	217,263.62
Interest income	90,670.38

Total Income	(1,495,241.32)
EXPENSES
Management fees	75,916.86
Incentive fees	23,684.86
Broker service fees	12,882.33

Total Expenses	112,484.05

Net Income (Loss)	$(1,607,725.37)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	590,194.99674	$61,748,355.25	104.62
Current month additions	10,412.10762	1,068,614.26
Current month redemptions	(3,864.41838)	(395,855.03)
Net Income (loss) for current month		(1,607,725.37)

Net Asset Value, end of current month	596,742.68598	$60,813,389.11	101.91

	Monthly rate of return		-2.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(206,180.61)
Unrealized trading gain/(loss)	345,963.18
Less: commissions	(6,212.76)
Less: FCM fees	(19,628.24)
Foreign currency gain/(loss)	(119.69)
Interest income	14,059.41

Total Income	127,881.29
EXPENSES
Management fees	27,946.20
Incentive fees	5,085.81
Broker service fee	2,093.44
Total Expenses	35,125.45

Net Income (Loss)	$92,755.84

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	77,192.55976	$9,775,143.27	126.63
Current month additions	2,661.78438	337,500.00
Current month redemptions	(23.66538)	(3,000.00)
Net Income (loss) for current month		92,755.84

Net Asset Value, end of current month	79,830.67876	$10,202,399.11	127.80

	Monthly rate of return		0.92%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(459,671.93)
Unrealized trading gain/(loss)	(352,521.33)
Less: commissions	(8,822.65)
Less: FCM fees	(39,806.46)
Foreign currency gain/(loss)	6,536.28
Interest income	34,829.81

Total Income	(819,456.28)
EXPENSES
Management fees	42,488.03
Incentive fees	(130.65)
Broker Service Fees	4,218.79

Total Expenses	46,576.17

Net Income (Loss)	$(866,032.45)

	Units	Dollars	$'s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	190,061.85316	$20,335,825.53	107.00
Current month additions	1,382.13994	147,700.00
Current month redemptions	(3,030.67786)	(314,762.06)
Net Income (loss) for current month		(866,032.45)

Net Asset Value, end of current month	188,413.31524	$19,302,731.02	102.45

	Monthly rate of return		-4.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Masters Series 2